EXHIBIT 99.2
                                                                    ------------



FOR IMMEDIATE RELEASE

                      HOLLINGER INTERNATIONAL STATEMENT ON
                              DELAWARE COURT ORDER

                       WITH PREVIOUS IMPEDIMENTS REMOVED,
                 STRATEGIC PROCESS PROCEEDING IN A TIMELY MANNER

New York, NY, March 4, 2004 - Hollinger International Inc. (NYSE:HLR) today said that Vice Chancellor Leo E. Strine, Jr. entered the final Order and Judgment from the Delaware Chancery Court in the recently concluded trial involving the Company, Conrad M. Black and Hollinger Inc. ("HLG"). Hollinger International ("the Company") said that the Order and Judgment allows it to pursue the Strategic Process ("the Process") without interruption and to evaluate all potential alternatives to maximize value for all of its shareholders.

Hollinger International noted that the objective of the Process for which it has retained Lazard continues to be the same as the day it was announced in
November: to evaluate a wide variety of options and determine the impact of these alternatives on the Company's shareholders.

The Company said that it was pleased with the preliminary interest displayed in its properties. Now, with major impediments to the Process removed by the Order and Judgment, the Company is moving forward actively with the Process. Lazard invited offers for all of Hollinger International, as well as offers for each of the Telegraph Group, the Chicago Group, the Jerusalem Post and the Canadian Group. In response to inquiries on this matter, the Company stated that it welcomes the Barclay brothers to participate in the Process.

The Company also said that, in accordance with the Order and Judgment and as a condition to the effectiveness of the injunctive relief granted, it will offer to provide a loan to HLG for $7.4 million plus certain costs and expenses to enable HLG to make the payment of interest due on March 1, 2004 on its Senior Notes, for which there is a 30-day grace period for payment. If made, the loan from the Company to HLG will bear an annual interest rate 2.5% less than the rate of HLG's Senior Notes, will mature on September 30, 2004, and will be secured by a first priority lien on unencumbered Class A shares of Hollinger International Inc. that are owned by HLG having a market value of at least 200% of the amount of the loan. Additionally, the loan would require HLG to pay reasonable costs and expenses, and to fund a secured reserve account to cover interest payments on the loan. The Company will also offer, as an alternative to the loan, to guarantee a similar loan made by a financial institution to HLG, which should provide HLG more flexibility to work within its existing debt restrictions.

According to the Order and Judgment, the Company's obligation to make such a loan or guarantee offer is conditioned on HLG taking prompt steps to require Mr. Black, David Radler and Ravelston Corporation Ltd. to repay their obligation to HLG.

Hollinger International Inc. may also seek relief from the Court to withhold sufficient funds from any transaction arising out of the Process to repay or assure satisfaction of any outstanding obligations in respect of the loan made or guaranteed by the Company.

NOTES TO EDITORS:

UNDER THE TERMS OF THE ORDER AND JUDGMENT, AMONG OTHER THINGS, THE COURT:
DECLARED THAT THE JANUARY 23, 2004 BYLAW AMENDMENTS ARE INEFFECTIVE AND THAT THE CORPORATE REVIEW COMMITTEE OF THE BOARD OF DIRECTORS REMAINS DULY CONSTITUTED; DECLARED THAT THE SHAREHOLDER RIGHTS PLAN WAS A PROPER EXERCISE OF STATUTORY AUTHORITY BY THE CORPORATE REVIEW COMMITTEE; ENJOINED MR. BLACK, PRESS HOLDINGS INTERNATIONAL LIMITED AND OTHERS FROM TAKING ANY STEPS TO PURSUE OR CONSUMMATE THE PREVIOUSLY ANNOUNCED TENDER OFFER AND ANY OTHER TRANSACTION THAT VIOLATES THE RESTRUCTURING PROPOSAL OF NOVEMBER 15, 2003; AND ENJOINED MR. BLACK AND OTHERS FROM COMMITTING FURTHER BREACHES OF FIDUCIARY DUTY OR OF THE RESTRUCTURING PROPOSAL, INCLUDING TAKING ANY ACTIONS THAT WOULD UNDERMINE THE STRATEGIC PROCESS AND FAILING TO INFORM HOLLINGER INTERNATIONAL CANDIDLY AND COMPLETELY OF ALL OPPORTUNITIES WITHIN THE SCOPE OF THE STRATEGIC PROCESS THAT COME TO THEIR ATTENTION. THE FULL TEXT OF THE ORDER AND JUDGMENT IS AVAILABLE ON WWW.HOLLINGERINTERNATIONAL.COM.

Hollinger International Inc. is a global newspaper publisher with English-language newspapers in the United States, Great Britain, and Israel. Its assets include THE DAILY TELEGRAPH, THE SUNDAY TELEGRAPH and THE SPECTATOR magazine in Great Britain, the CHICAGO SUN-TIMES and a large number of community newspapers in the Chicago area, THE JERUSALEM POST and THE INTERNATIONAL JERUSALEM POST in Israel, a portfolio of new media investments and a variety of other assets.

Cautionary Statement on Forward-Looking Statements. Certain statements made in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe", "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result" or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Hollinger International Inc. with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

CONTACTS:

US/CANADA MEDIA
Molly Morse
Kekst and Company
212-521-4826
molly-morse@kekst.com

UK MEDIA
Jeremy Fielding
Kekst and Company
1-212-521-4825
jeremy-fielding@kekst.com